                                                           EXHIBIT 2.2


                                 AMENDED AND RESTATED

                             AGREEMENT AND PLAN OF MERGER

                                        among

                             ENGINEERING ANIMATION, INC.,

                               TRANSITORY BEAVER, INC.,

                                         and

                              ROSETTA TECHNOLOGIES, INC.


                                _____________________


                            Dated as of November 14, 1997

                                _____________________

                                  TABLE OF CONTENTS

                                 AMENDED AND RESTATED

                             AGREEMENT AND PLAN OF MERGER


ARTICLE I.    THE MERGER..............................................1

     1.1.  THE MERGER.................................................1
     1.2.  CLOSING....................................................2
     1.3.  EFFECTIVE TIMES............................................2
     1.4.  EFFECTS OF THE MERGER......................................2
     1.5.  ARTICLES OF INCORPORATION AND BY-LAWS......................2
     1.6.  DIRECTORS AND OFFICERS.....................................2
     1.7.  SUB COMMON STOCK...........................................2

ARTICLE II.   CONVERSION AND EXCHANGE OF SHARES.......................2

     2.1.  CONVERSION OF RTI COMMON STOCK.............................2
     2.2.  EXCHANGE OF RTI SHARES.....................................3
     2.3.  OPTIONS TO ACQUIRE RTI COMMON STOCK........................4

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF RTI...................5

     3.1.  CORPORATE ORGANIZATION.....................................5
     3.2.  CAPITALIZATION.............................................5
     3.3.  AUTHORITY; NO VIOLATION....................................6
     3.4.  CONSENTS AND APPROVALS.....................................6
     3.5.  REPORTS....................................................7
     3.6.  COMPLIANCE WITH APPLICABLE LAW.............................7
     3.7.  FINANCIAL STATEMENTS.......................................7
     3.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS.......................7
     3.9.  LEGAL PROCEEDINGS AND RESTRICTIONS.........................8
     3.10. TAXES AND TAX RETURNS......................................8
     3.11. EMPLOYEE BENEFITS..........................................10
     3.12. EMPLOYMENT AND LABOR RELATIONS.............................12
     3.13. CONTRACTS..................................................12
     3.14. UNDISCLOSED LIABILITIES....................................13
     3.15. ENVIRONMENTAL LIABILITY....................................13
     3.16. TANGIBLE ASSETS............................................14
     3.17. REAL PROPERTY..............................................14
     3.18. INTELLECTUAL PROPERTY......................................15
     3.19. INVENTORY..................................................16
     3.20. NOTES AND ACCOUNTS RECEIVABLE..............................16
     3.21. BANK ACCOUNTS AND POWERS OF ATTORNEY.......................16
     3.22. GUARANTIES.................................................16

     3.23. INSURANCE..................................................16
     3.24. SERVICE CONTRACTS AND WARRANTIES...........................16
     3.25. CERTAIN RELATIONSHIPS......................................17
     3.26. PPM/PROXY STATEMENT INFORMATION............................17
     3.27. BROKER'S FEES..............................................17
     3.28. CERTAIN CUSTOMER RELATIONSHIPS.............................17
     3.29. DISCLOSURE.................................................17

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF EAI...................17

     4.1.  CORPORATE ORGANIZATION.....................................17
     4.2.  CAPITALIZATION.............................................18
     4.3.  AUTHORITY; NO VIOLATION....................................18
     4.4.  CONSENTS AND APPROVALS.....................................18
     4.5.  SEC REPORTS................................................19
     4.6.  COMPLIANCE WITH APPLICABLE LAW.............................19
     4.7.  FINANCIAL STATEMENTS.......................................19
     4.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS.......................19
     4.9.  PPM/PROXY STATEMENT INFORMATION............................19
     4.10. OWNERSHIP OF SUB; NO PRIOR ACTIVITIES......................20
     4.11. BROKER'S FEES..............................................20
     4.12. DISCLOSURE.................................................20

ARTICLE V.    COVENANTS RELATING TO CONDUCT OF BUSINESS...............20

     5.1.  CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME............20
     5.2.  RTI FORBEARANCES...........................................21

ARTICLE VI.   ADDITIONAL AGREEMENTS...................................22

     6.1.  REGULATORY AND OTHER MATTERS...............................22
     6.2.  ACCESS TO INFORMATION......................................22
     6.3.  SHAREHOLDERS' APPROVAL.....................................22
     6.4.  NNM LISTING................................................22
     6.5.  ADDITIONAL AGREEMENTS......................................22
     6.6.  ADVICE OF CHANGES..........................................22
     6.7.  TAKEOVER PROPOSALS.........................................23
     6.8.  TAX MATTERS................................................24

ARTICLE VII.  CONDITIONS PRECEDENT....................................24

     7.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT
            THE MERGER................................................24
     7.2.  CONDITIONS TO OBLIGATIONS OF EAI AND SUB TO EFFECT
            THE MERGER................................................25
     7.3.  CONDITIONS TO OBLIGATIONS OF RTI...........................26

ARTICLE VIII. TERMINATION AND AMENDMENT...............................26

     8.1.  TERMINATION................................................26
     8.2.  EFFECT OF TERMINATION......................................27
     8.3.  AMENDMENT; EXTENSION; WAIVER...............................27

ARTICLE IX.   GENERAL PROVISIONS......................................28

     9.1.  EXPENSES...................................................28
     9.2.  NOTICES....................................................28
     9.3.  INTERPRETATION.............................................29
     9.4.  COUNTERPARTS...............................................29
     9.5.  ENTIRE AGREEMENT...........................................29
     9.6.  GOVERNING LAW..............................................29
     9.7.  SEVERABILITY...............................................30
     9.8.  PUBLICITY..................................................30
     9.9.  ASSIGNMENT; THIRD PARTY BENEFICIARIES......................30
     9.10. KNOWLEDGE AND AWARENESS....................................30
     9.11. CONSTRUCTION...............................................30

EXHIBITS

A    -    Registration Rights Agreement
B    -    Employee Proprietary Information Agreement

                               INDEX OF DEFINED TERMS

Agreement.......................................................Recitals
Articles of Merger..............................................Section 1.3
Beaver..........................................................Recitals
Certificates of Merger..........................................Section 1.3
Closing.........................................................Section 1.2
Closing Date....................................................Section 1.2
Code............................................................Recitals
Common Certificate..............................................Section 2.1(b)
Consents........................................................Section 3.4
Delaware Secretary..............................................Section 1.3
DGCL............................................................Section 1.1
Disclosure Schedule.............................................Art. III
EAI.............................................................Recitals
EAI Common Stock................................................Section 2.1(a)
EAI Stock Value.................................................Section 2.1(a)
Effective Time..................................................Section 1.3
Environmental Laws..............................................Section 3.15(e)
ERISA...........................................................Section 3.11(a)
ERISA Affiliate.................................................Section 3.11(f)
Exchange Act....................................................Section 4.5
Exchange Ratio..................................................Section 2.1(a)
GAAP............................................................Section 3.7
Governmental Authority..........................................Section 3.4
Hazardous Material..............................................Section 3.15(e)
HSR Filing......................................................Section 3.4
Inconsistent Action.............................................Section 6.8
Indemnifying Person.............................................Section 9.2
Intellectual Property...........................................Section 3.18
Interim Financial Statements....................................Section 3.7
IRS.............................................................Section 3.11(b)
Liens...........................................................Section 3.3(b)
Losses..........................................................Section 9.1
Material Adverse Effect.........................................Section 3.1(a)
Merger..........................................................Recitals
1997 Balance Sheet..............................................Section 3.14
NNM.............................................................Section 2.1(a)
Note............................................................Section 5.2(b)
OBCA............................................................Section 1.1
Oregon Secretary................................................Section 1.3
Person..........................................................Section 5.2(a)
PPM/Proxy Statement.............................................Section 3.26
Primary Customers...............................................Section 3.28
Requisite Regulatory Approvals..................................Section 7.1(b)
Returns.........................................................Section 3.10(c)
RTI.............................................................Recitals

RTI Common Stock................................................Section 2.1(a)
RTI Contracts...................................................Section 3.13
RTI Financial Statements........................................Section 3.7
RTI Options.....................................................Section 2.1(a)
RTI Plans.......................................................Section 3.11(a)
SEC Reports.....................................................Section 4.5
Sub.............................................................Recitals
Subsidiaries....................................................Section 3.1(a)
Takeover Proposal...............................................Section 6.7(c)
Taxes...........................................................Section 3.10(c)
Ventures........................................................Recitals
Ventures Merger.................................................Recitals

                  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of November 14, 1997 (the "Agreement"), by and among ENGINEERING ANIMATION, INC., a Delaware corporation ("EAI"), TRANSITORY BEAVER, INC., a Delaware corporation and an indirect wholly-owned subsidiary of EAI ("Sub"), and ROSETTA TECHNOLOGIES, INC., an Oregon corporation ("RTI").

     WHEREAS, EAI, Shell Beaver L.L.C., a Delaware limited liability company, the sole member of which is EAI ("Beaver"), and Technology Company Ventures, L.L.C., an Oregon limited liability company and majority shareholder of RTI ("Ventures"), have entered into that certain Agreement and Plan of Merger, dated October 29, 1997, pursuant to which Ventures will merge with and into Beaver (the "Ventures Merger") and the membership interests in Ventures shall be converted solely into voting stock of EAI;

     WHEREAS, EAI desires to acquire all outstanding shares of stock of RTI not held by Ventures solely in exchange for voting stock of EAI;

     WHEREAS, the Boards of Directors of EAI, Sub and RTI have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination provided for in this Agreement in which, subject to the terms and conditions set forth herein, Sub shall merge with and into RTI (the "Merger") and as a result RTI shall become a wholly-owned subsidiary of Beaver;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to establish certain conditions to the Merger;

     WHEREAS, the parties entered into an Agreement and Plan of Merger dated October 29, 1997, which they now wish to amend and restate to modify the registration rights of RTI shareholders who will receive stock of EAI pursuant to the Merger; and

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                  ARTICLE I.

                                  THE MERGER

     1.1. THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Oregon Business Corporation Act (the "OBCA") and the Delaware General Corporate Law (the "DGCL"), at the Effective Time (as hereinafter defined) of the Merger, Sub shall merge with and into RTI and RTI shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Oregon as a wholly-owned subsidiary of Beaver. Upon consummation of the Merger, the separate corporate existence of Sub shall terminate.

     1.2. CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, not later than five business days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VII, unless extended by mutual agreement of the parties (the "Closing Date").

     1.3. EFFECTIVE TIMES. The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") and the certificate of merger (the "Certificate of Merger"), which shall be filed with the Secretary of State of the State of Oregon (the "Oregon Secretary") and the Secretary of State of the State of Delaware (the "Delaware Secretary") on the Closing Date pursuant to the OBCA and the DGCL. The term "Effective Time" shall be the date and time when the Merger become effective, as set forth in the Certificate of Merger and Articles of Merger.

     1.4. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the OBCA and the DGCL, as the case may be.

     1.5. ARTICLES OF INCORPORATION AND BY-LAWS. Subject to the terms and conditions of this Agreement, at the Effective Time of the Merger, the Articles of Incorporation and By-Laws of RTI shall be the Articles of Incorporation and By-Laws of RTI as the surviving corporation in the Merger until thereafter amended in accordance with applicable law.

     1.6. DIRECTORS AND OFFICERS. The directors and officers of Sub immediately prior to the Effective Time of the Merger shall continue as the directors and officers of RTI as the surviving corporation in the Merger, unless and until thereafter changed in accordance with the OBCA and RTI's Articles of Incorporation and By-Laws.

     1.7. SUB COMMON STOCK. At the Effective Time of the Merger, each share of Sub Common Stock issued and outstanding immediately prior thereto shall be canceled.

                                  ARTICLE II.

                        CONVERSION AND EXCHANGE OF SHARES

     2.1. CONVERSION OF RTI COMMON STOCK. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of EAI, Sub, RTI or any shareholder of RTI:

     (a) Each share of common stock, par value $.001 per share, of RTI (the "RTI Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger, other than shares which remain outstanding pursuant to
Section 2.1(c), shall be converted into the right to receive shares of the common stock, par value $.01 per share, of EAI (the "EAI Common Stock") at an exchange ratio (the "Exchange Ratio") determined as follows: each share of RTI Common Stock shall be exchanged for that number of shares of EAI Common Stock equal to the quotient obtained by dividing (i) $25,550,000 divided by the average of the high and low per share sale price of the EAI Common Stock, as reported on the Nasdaq Stock Market National Market ("NNM") for each of the date hereof and the two immediately preceding trading days, as reported in the NNM listings published in THE WALL STREET JOURNAL (the "EAI Stock Value"), BY (ii) the sum of the total number of shares of RTI Common Stock outstanding immediately prior to the Effective Time plus the number of shares of RTI Common Stock issuable upon the exercise of all outstanding options to purchase RTI Common Stock
(the "RTI Options") outstanding immediately prior to the Effective Time. No fractional shares of EAI Common Stock shall be issued, and in lieu thereof, EAI shall pay to each former shareholder of RTI who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the EAI Stock Value BY (ii) the fraction of a share (rounded to the nearest thousandth when expressed as an Arabic number) of EAI Common Stock to which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

     (b) All of the shares of RTI Common Stock converted into EAI Common Stock pursuant to this Article shall no longer be outstanding and shall automatically be canceled and cease to exist at the Effective Time of the Merger. Each certificate previously representing any such shares of RTI Common Stock (a "Common Certificate") shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of EAI Common Stock and (ii) cash in lieu of fractional shares into which the shares of RTI Common Stock represented by such Common Certificate have been converted. If, prior to the Effective Time, the outstanding shares of EAI Common Stock or RTI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     (c) At the Effective Time of the Merger, all shares of RTI Common Stock that are owned by RTI as treasury stock shall be canceled and all shares of RTI Common Stock that are owned, directly or indirectly, by Beaver or any other entity wholly-owned by EAI shall remain outstanding, and no stock of EAI or other consideration shall be delivered in exchange therefor. At the Effective Time of the Merger, all shares of EAI Common Stock that are owned by RTI, if any, shall become treasury stock of EAI.

     (d) After the Effective Time of the Merger, there shall be no transfers on RTI's stock transfer books of shares of RTI Common Stock.

     2.2. EXCHANGE OF RTI SHARES.

     (a) At the Effective Time of the Merger, each shareholder of RTI shall have the right to deliver to EAI Common Certificates representing all of the issued and outstanding shares of RTI Common Stock owned by such shareholder, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all options, liens, claims, charges, restrictions and other encumbrances of any nature whatsoever, other than federal and state securities law restrictions. Upon proper surrender of a Common Certificate for exchange and cancellation to EAI, and in accordance with and subject to the other provisions of this Agreement, the holder of such Common Certificate shall receive in exchange therefor (i) a certificate representing that number of whole shares of EAI Common Stock to which such holder of RTI Common Stock shall have become entitled, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive. The Common Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of Common Certificates.

     (b) If any certificate representing shares of EAI Common Stock is to be issued in a name other than that in which the Common Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that such Common Certificate shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to EAI in advance any transfer or other taxes required by reason thereof, or shall establish to the satisfaction of EAI that such tax has been paid or is not payable.

     (c) In the event any Common Certificate shall have been lost, stolen or destroyed, the person so claiming shall make an affidavit of that fact and, if required by EAI, post a bond in such amount as EAI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Certificate. Thereafter, EAI shall issue in exchange for such lost, stolen or destroyed Common Certificate the shares of EAI Common Stock and any cash in lieu of a fractional share deliverable in respect thereof pursuant to this Agreement.

     2.3. OPTIONS TO ACQUIRE RTI COMMON STOCK.

     (a) At the Effective Time of the Merger, each outstanding RTI Option, whether vested or unvested, shall be assumed by EAI. Each such RTI Option shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such RTI Option and the plan related thereto, (i) the same number of shares of EAI Common Stock as such RTI Option would have been exchangeable for had such RTI Option been exercised in full immediately prior to the merger and (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of RTI Common Stock otherwise purchasable pursuant to such RTI Option divided by (B) the number of whole shares of EAI Common Stock deemed to be purchasable under such option to acquire EAI Common Stock; PROVIDED, HOWEVER, that the number of shares of EAI Common Stock that may be purchased upon exercise of such RTI Option shall not include any fractional share and, upon exercise of such RTI Option, a cash payment shall be made for any fractional share based upon the closing price of a share of EAI Common Stock as reported on the NNM on the trading day immediately preceding the date of exercise.

     (b) As soon as practicable after the Effective Time of the Merger, EAI shall deliver to the holders of RTI Options appropriate notices setting forth such holders' rights and the agreements evidencing the grants of such RTI Options shall be deemed to be appropriately amended so that such RTI Options shall represent rights to acquire EAI Common Stock on terms and conditions as contained in the outstanding RTI Options (subject to the adjustments required by this Section 2.3 after giving effect to the assumption by EAI as set forth above).

     (c) The amended RTI Options shall be issued under EAI's employee stock option plan as incentive stock options. EAI has filed a registration statement on Form S-8 with respect to the shares of EAI Common Stock subject to such plan and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses referred to therein) for so long as such options remain outstanding. The shares of EAI Common Stock subject to such plan have been approved for listing on the NNM.

     (d) At the Effective Time of the Merger, all outstanding warrants, options, phantom stock, convertible securities or any other rights to acquire shares of RTI Common Stock other than the RTI Options, if any such rights exist, shall be canceled and extinguished without any conversion thereof or payment with respect thereto.

                                 ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF RTI

     Except as disclosed by RTI in the disclosure schedule delivered pursuant to this Agreement (the "Disclosure Schedule"), RTI represents and warrants to EAI as follows:

     3.1. CORPORATE ORGANIZATION. (a) RTI and the entities listed in Section 3.1(b) of the Disclosure Schedule which are designated as subsidiaries in such Section ("Subsidiaries") are each a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which is set forth in Section 3.1(b) of the Disclosure Schedule. RTI and each Subsidiary have the corporate power and authority to own or lease all of their respective properties and assets and to carry on their respective business as it is now being conducted, and are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted by them or the character or location of the properties and assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, properties, profits, operations or financial condition (a "Material Adverse Effect") of RTI. Correct and complete copies of the Articles of Incorporation and By-Laws of RTI and the charter documents and by-laws of each Subsidiary, as in effect on the date of this Agreement, have been made available to EAI by RTI. For the purposes of this Article III and Article VI, each reference to RTI shall also include each Subsidiary, unless the context requires otherwise.

     (b) Except as set forth in Section 3.1(b) of the Disclosure Schedule, RTI does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, limited liability company, joint venture or other non-corporate business.

     (c) The minute books of RTI accurately reflect in all material respects all actions taken by the boards of directors, including committees thereof, and the shareholders of RTI.

     3.2. CAPITALIZATION. The authorized capital stock of RTI consists of 25,000,000 shares of RTI Common Stock, of which 9,874,975 shares are issued and outstanding. The name and address of record of each record holder of RTI Common Stock and the number of shares owned by each, and the name and address of record of each holder of an RTI Option and the number of shares of RTI Common Stock which such holder may purchase, are set forth in Section 3.2 of the Disclosure Schedule. No shares of RTI Common Stock are held in RTI's treasury and no shares of RTI Common Stock are reserved for issuance other than those shares reserved for issuance under the RTI Options. All of the issued and outstanding shares of RTI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Other than the RTI Options listed in Section 3.2 of the Disclosure Schedule, RTI does not have and is not bound by any outstanding subscriptions, options, convertible securities, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock.

     3.3. AUTHORITY; NO VIOLATION. (a) RTI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of RTI. Except for the adoption of this Agreement by the requisite vote of holders of the issued and outstanding shares of RTI Common Stock, no other corporate proceedings on the part of RTI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by RTI and, assuming due authorization and execution by EAI and Sub, constitutes a valid and binding obligation of RTI, enforceable against RTI in accordance with its terms.

     (b) The execution and delivery of this Agreement by RTI, the consummation by RTI of the transactions contemplated hereby, and the compliance by RTI with the terms or provisions hereof, shall not (i) violate any provision of the Articles of Incorporation or By-Laws of RTI, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to RTI or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit or the increase in the amount of any liability or obligation under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any liens, pledges, charges, encumbrances or security interests of any kind (collectively, "Liens") upon any of the properties or assets of RTI under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which RTI is a party, or by which it or any of its properties or assets may be bound or affected, except where such violation, conflict, breach, loss, increase, default, termination, acceleration or Lien which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RTI.

     3.4. CONSENTS AND APPROVALS. Except for (i) the filing of the Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Filing") and the expiration of the waiting period thereunder, (ii) the filing of Articles of Merger with the Oregon Secretary pursuant to the OBCA,
(iii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and (iv) the approval of this Agreement by the requisite vote of the holders of RTI Common Stock, no consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, or notice to (collectively, the "Consents") any court, administrative agency, commission or other governmental authority or instrumentality, whether Federal, state, local or foreign (each a "Governmental Authority"), or with any third party are necessary in connection with the execution and delivery by RTI of this Agreement and the consummation by RTI of the Merger and the other transactions contemplated by this Agreement.

     3.5. REPORTS. RTI has timely filed all reports, registrations and statements required to be filed since January 1, 1995 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith, except where failure to so file or pay, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RTI. No Governmental Authority has initiated any proceeding or, to the knowledge of RTI, investigation into the business or operations of RTI.

     3.6. COMPLIANCE WITH APPLICABLE LAW. RTI holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to RTI, except where failure to so hold or such default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RTI.

     3.7. FINANCIAL STATEMENTS. RTI has previously provided EAI with correct and complete copies of the following (collectively, the "RTI Financial Statements"): (a) the balance sheets of RTI as of June 30, 1997 and 1996, and the related statements of income and retained earnings and cash flows for the fiscal years ended June 30, 1997 and 1996, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to RTI, and (b) the unaudited balance sheets of RTI as of September 30, 1997 and the related unaudited statements of income for the period then ended (the "Interim Financial Statements"). The RTI Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments customary in nature and amount), the financial position of RTI as of the dates thereof, and the results of operations and cash flows of RTI for the respective fiscal periods or as of the respective dates thereof. Each of the RTI Financial Statements, including the notes thereto, has been, or will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved. The books and records of RTI have been, and are being, maintained in accordance with all applicable legal and accounting requirements.

     3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Since June 30, 1997,
(i) RTI has not incurred any material liability that is not disclosed in the INTERIM FINANCIAL STATEMENTS, (ii) no event has occurred which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on RTI, and (iii) RTI has carried on its business in the ordinary and usual course.

     (b) Except as set out in Section 3.8 of the Disclosure Schedule, since June 30, 1997, RTI has not (i) increased the salaries, wages, or other compensation, or pensions, fringe benefits or other perquisites payable to any director, executive officer or employee, or (ii) granted any severance or termination pay, or (iii) paid or accrued any bonuses or commissions, or

(iv) suffered any strike, work stoppage, slowdown, or other labor disturbance which would, either individually or in the aggregate, result in a Material Adverse Effect on RTI.

     3.9. LEGAL PROCEEDINGS AND RESTRICTIONS (a) There are no actions, suits, proceedings, claims or investigations pending, or to the knowledge of RTI, threatened against or directly and materially affecting RTI at law or in equity or before any Governmental Authority.

     (b) There is no judgment, order, writ, decree, injunction or regulatory restriction imposed upon RTI or its assets which has had, or would reasonably be expected to have, a Material Adverse Effect on RTI.

     3.10.     TAXES AND TAX RETURNS.

     (a) (i) RTI (which term for purposes of this Section 3.10 shall include former subsidiaries of RTI for periods during which they were owned) has timely filed (when due or prior to the expiration of any extension of the time to file) correct and complete Returns in respect of Taxes required to be filed; all Taxes shown on such Returns or otherwise known by RTI to be due or payable have been timely paid; no adjustment relating to any such Return has been proposed in writing by any Governmental Authority, except proposed adjustments that have been resolved prior to the date hereof; and there are no outstanding summons, subpoenas or written requests for information with respect to any such Returns or the Taxes reflected thereon. To RTI's knowledge there is no basis for imposing any additional Taxes on it other than the Taxes shown on such Returns. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which RTI may be subject and RTI is not under audit by any Governmental Authority for any Tax. There are no Tax liens on any assets of RTI other than liens for Taxes not yet due or payable;

          (ii) RTI has paid, on the basis of RTI's good faith estimate of the required installments, all estimated Taxes required to be paid under
     Section 6655 of the Code or any comparable provision of state, local or foreign law; and all Taxes which shall be due and payable for any period or portion thereof ending on or prior to the Closing Date shall have been paid or shall be reflected on RTI's books as an accrued Tax liability, either current or deferred. The amount of such Tax liabilities as of September 30, 1997 shall be set forth in Section 3.10 of the Disclosure Schedule. All Taxes required to be withheld, collected or deposited by RTI during any taxable period for which the applicable statute of limitations on assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Governmental Authority;

          (iii) For each taxable period for which the statute of limitations on assessment or collection remains open, RTI has not (A) been either a common parent corporation or a member corporation of an affiliated group of corporations filing a consolidated Federal income tax return, or
     (B) acquired any corporation that filed a consolidated Federal income tax return with any other corporation that was not also acquired by RTI; and no other entity that was included in the filing of a Return with RTI on a consolidated, combined, or unitary basis has left RTI's consolidated, combined or unitary group in a taxable year for which the statute of limitations on assessment remains open. RTI has not been at any time a member of any partnership, limited liability company or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired;

          (iv) No consent under Section 341(f) of the Code has been filed with respect to RTI; and

          (v) There is no significant difference on the books of RTI between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for Federal income tax purposes.

     (b)  RTI:

           (i) Does not have any property that is or will be required to be treated as being owned by another person under the provisions of
     Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of
     Section 168 of the Code;

          (ii) Does not have any Tax sharing or allocation agreement or arrangement (written or oral), does not owe any amount pursuant to any Tax sharing or allocation agreement or arrangement, and will not have any liability in respect to any Tax sharing or allocation agreement or arrangement with respect to any entity that has been sold or disposed of;

         (iii) Was not acquired in a qualified stock purchase under
     Section 338(d)(3) of the Code and no elections under Section 338(g) of the Code, protective carryover basis elections, offset prohibition elections or other deemed or actual elections under Section 338 are applicable to RTI;

          (iv) Is not and has not been subject to the provisions of
     Section 1503(d) of the Code related to "dual consolidated loss" rules;

           (v) Is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger;

          (vi) Does not have any income reportable for a period ending after the Closing Date but attributable to an installment sale occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or deferred gain or loss arising out of any deferred intercompany transaction;

          (vii) Does not have any unused net operating loss, unused net capital loss, unused tax credit, or excess charitable contribution for Federal income tax purposes, except as set out in the Disclosure Schedule;

         (viii) Is not a United States real property holding corporation as defined in Section 897 of the Code; and

           (ix) No withholding of Taxes by EAI or Sub will be required in this transaction under Sections 3406 or 1445 of the Code or any other provision of the Code or state, local or foreign law and RTI will provide any required certificates to avoid any such withholding.

     (c)  For purposes of this Agreement:

            (i) "Returns" means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

           (ii) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any Governmental Authority, including income, franchise, net worth, profits, gross receipts, minimum alternative, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, customs duties, imposts, charges, levies or other similar assessments of any kind, and interest, penalties and additions to tax imposed with respect thereto.

     3.11. EMPLOYEE BENEFITS.

     (a) Section 3.11 of the Disclosure Schedule sets forth a list of each pension, profit-sharing, thrift or 401(k), disability, medical, dental, health, life (including any individual life insurance policy), death benefit, group insurance or any other welfare plan, bonus, incentive, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, holiday, sick leave, fringe benefit, personnel policy, or similar plan, trust, program, policy, commitment or arrangement whether or not covered by Employee Retirement and Income Security Act of 1974, as amended ("ERISA") and whether or not funded or insured and whether written or oral maintained or contributed to by RTI or any ERISA Affiliate (as hereinafter defined) during the past three years and pursuant to which RTI has or could have any on-going liability (hereinafter referred to as the "RTI Plans").

     (b) RTI has made available to EAI, to the extent applicable to the particular RTI Plan, correct and complete copies of (i) each RTI Plan document, amendments thereto and board resolutions adopting such plans and amendments,
(ii) each current summary plan description, (iii) any and all material agreements, insurance policies and other documents related to any RTI Plan,
(iv) the most recent determination letter from the Internal Revenue Service (the "IRS") for each RTI Plan, and (v) the three most recent Annual Reports - Form 5500 (including accompanying schedules) and summary annual reports for each RTI
Plan.

     (c) (i) Except as disclosed in Section 3.11 of the Disclosure Schedule, each RTI Plan and RTI have at all times complied in all material respects with the applicable requirements of ERISA, the Code and any other applicable law (including regulations and rulings thereunder), and the RTI Plans have at all times been properly administered in all material respects in accordance with all such laws and with their terms, (ii) each of the RTI Plans intended to be "qualified" within the meaning of Code Section 401(a) is so qualified and, to the knowledge of RTI, no facts exist that could reasonably be expected to affect adversely such "qualified" status (other than the failure to adopt amendments required to maintain an Employee Plan's tax-qualified status but for which the remedial amendment period of Code Section 401(b) has not expired as of the Closing Date), (iii) no RTI Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), for current or former employees following their retirement or other termination of service, other than coverage mandated by applicable law, including, but not limited to, Code Section 4980B(f) and ERISA Sections 601 through 609, (iv) there has not occurred nor, to the knowledge of RTI, is any person contractually bound to enter into any non-exempt "prohibited transaction" within the meaning of Code
Section 4975 or ERISA Section 406 that could result in any civil penalty under ERISA Section 502(i) or a tax under Code Section 4975, (v) RTI has not engaged in a transaction which could subject it to either a civil penalty under ERISA
Section 409 or a tax under Code Section 4976, (vi) there are no pending or, to the knowledge of RTI, threatened claims (other than routine claims for benefits) with respect to any RTI Plan by, on behalf of or against RTI, any of the RTI Plans or any trusts related thereto, (vii) RTI has made or caused to be made on a timely basis any and all contributions, premiums and other amounts due and owing under the terms of any RTI Plan or as otherwise required by applicable law, (viii) RTI has in all material respects complied with Code Section 4980B and other applicable laws concerning the continuation of employer-provided health benefits following a termination of employment or any other event that would otherwise terminate such coverage, (ix) neither RTI nor any ERISA Affiliate has at any time maintained, administered or contributed to any plan subject to ERISA Title IV, and (x) neither RTI nor any ERISA Affiliate has at any time participated in, made contributions to or had any other liability with respect to a "multiemployer plan" under ERISA Section 4001(a)(3), a "multiple employer plan" under Code Section 413(c), or a "multiple employer welfare arrangement" under ERISA Section 3(40).

     (d) Except as disclosed in Section 3.11 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of RTI,
(ii) increase any benefits otherwise payable under any RTI Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits other than the acceleration of vesting of the RTI Options, or (iv) impair the rights of RTI under any RTI Plan.

     (e) There are no actions, claims, investigations or audits pending or, to RTI's knowledge, threatened with respect to any RTI Plan (other than claims for benefits in the ordinary course) that will create any liability or obligation for RTI as the surviving corporation in the Merger with respect to any RTI Plan participant, beneficiary, alternate payee or other claimant, or with respect to any Governmental Authority, including, but not limited to, the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation.

     (f)  For purposes of this Agreement, "ERISA Affiliate" means RTI and
(i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which RTI is a member,
(ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of
Section 414(c) of the Code of which RTI is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which RTI, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

     3.12. EMPLOYMENT AND LABOR RELATIONS. to the knowledge of RTI, no executive, key employee or group of employees has any plans to terminate its or their employment with RTI. There are no charges, complaints, investigations or litigation currently pending, or to the knowledge of RTI threatened (and to the knowledge of RTI there is no basis therefor which would be reasonably expected to have a Material Adverse Effect on RTI), against RTI, relating to alleged employment discrimination, unfair labor practices, equal pay discrimination, affirmative action noncompliance, occupational safety and health, breach of employment contract, employee benefit matters, wrongful discharge or other employment-related matters. There are no outstanding orders or charges against RTI under any applicable occupational safety and health laws in any jurisdiction in which RTI conducts business, other than routine actions which, individually or in the aggregate, are not material to RTI. All levies, assessments and penalties made against RTI pursuant to any applicable workers' compensation legislation in any jurisdiction in which RTI conducts business have been paid by RTI, other than such levies, assessments and penalties which, individually or in the aggregate, are not material to RTI. RTI is not a party to any contracts with any labor union or employee association nor has RTI made commitments to or conducted negotiations with any labor union or employee association with respect to any future contracts. RTI is not aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of RTI, and there is no existing or pending certification of any such union with regard to a bargaining unit.

     3.13. CONTRACTS. Section 3.13 of the Disclosure Schedule lists or describes the following contracts, agreements, licenses, permits, arrangements, commitments or understandings (whether written or oral) which are currently in effect or which will, without any further action on the part of RTI become effective in the future, to which RTI is a party (collectively, the "RTI Contracts"):

     (a) any agreement for the lease of personal property or real property to or from any person or entity that individually involves an expenditure by the lessee of in excess of $10,000 in any one year;

     (b) any agreement for the purchase, sale or distribution of products, materials, commodities, supplies or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration payable by any party in excess of $10,000 in any one year;

     (c) any agreement creating, governing or providing for an investment or participation in a partnership, limited liability company or joint venture;

     (d) any agreement under which RTI has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which RTI has imposed a Lien on any of its assets;

     (e)  any agreement concerning confidentiality or noncompetition;

     (f) any agreement with any director, officer, employee or shareholder of RTI or any of their affiliates;

     (g) any pension, profit sharing, thrift or 401(k), bonus, incentive, deferred compensation, stock purchase, stock option, severance, salary continuation or other plan or arrangement for the benefit of current or former directors, officers or employees;

     (h) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

     (i) any agreement relating to any Intellectual Property (as that term is defined in Section 3.18) used by RTI in the conduct of its business, or that is licensed by RTI for use by others;

     (j) any agreement under which the consequences of a default, termination, non-renewal or acceleration would have a Material Adverse Effect on RTI; or

     (k) any other agreement the performance of which involves consideration payable by any party in excess of $10,000 in any one year.

     RTI has made available to EAI a correct and complete copy of each RTI Contract. Except as set forth in Section 3.13 of the Disclosure Schedule,
(i) each RTI Contract is legal, valid, binding, enforceable and in full force and effect, (ii) the consummation of the Merger will not cause a breach or termination of any RTI Contract nor effect a change in any of the terms of any RTI Contract, (iii) RTI is not, and, to RTI's knowledge, no other party is, in breach or default of any RTI Contract and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default that would result in or permit termination, modification or acceleration under any RTI Contract, and (iv) RTI has not, and, to RTI's knowledge, no other party has, repudiated any provision of any RTI Contract.

     3.14. UNDISCLOSED LIABILITIES. Except for liabilities (i) that are fully reflected or reserved against on the June 30, 1997 balance sheet of RTI (the "1997 Balance Sheet") or (ii) that were incurred in the ordinary course of business consistent with past practice since June 30, 1997, or (iii) that are fully reflected or reserved against in the Interim Financial

Statements, RTI has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

     3.15. ENVIRONMENTAL LIABILITY.

     (a) RTI has not received any notice, and does not otherwise have knowledge, of any claim, and no proceeding has been instituted raising any claim, against RTI or any of the real properties now or formerly owned, leased or operated by RTI or other assets of RTI, alleging any damage to the environment or violation of any Environmental Laws;

     (b) RTI does not have knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by RTI or to other assets of RTI or their use;

     (c) RTI has not stored or released any Hazardous Materials on real properties now or formerly owned, leased or operated by it or disposed of any Hazardous Materials, in each case in a manner contrary to any Environmental Laws; and

     (d) All buildings on all real properties now owned, leased or operated by RTI are in compliance with applicable Environmental Laws, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect on RTI.

     (e)  For purposes of this Agreement,

          (i) "Environmental Laws" means any and all Federal, state, county, local and foreign laws, statutes, codes, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems; and

          (ii) "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances, the removal of which, as of the date hereof, may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is restricted or prohibited by any Environmental Law (including asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

     3.16. TANGIBLE ASSETS. RTI has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, shown on the 1997 Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the ordinary course of business, free and clear of all Liens. RTI owns or leases pursuant to a RTI Contract all buildings, machinery, equipment and other tangible assets material to the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent) other than defects that do not individually or in the aggregate materially impair its value or intended use, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Section 3.16 of the Disclosure Schedule contains a schedule of such tangible assets owned or leased by RTI that have a value in excess of $10,000.

     3.17. REAL PROPERTY. RTI does not own any real property. Section 3.17 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to RTI. RTI has made available to EAI correct and complete copies of each such lease and sublease. except as set forth in section 3.17 of the Disclosure Schedule:

     (a) each such lease or sublease is legal, valid, binding, enforceable and in full force and effect;

     (b) the consummation of the transactions contemplated hereby will neither cause the termination of each such lease or sublease nor effect a change in any of its terms;

     (c) RTI is not, and, to the knowledge of RTI, no other party to such lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default that would permit termination, modification or acceleration thereunder;

     (d) neither RTI nor, to the knowledge of RTI, any other party to each such lease or sublease has repudiated or disputed any provision thereof;

     (e) there are no oral agreements in effect as to each such lease or sublease;

     (f) to the knowledge of RTI, the representations and warranties set forth in clauses (a) through (e) above are true and correct with respect to the lease underlying each such sublease; and

     (g) RTI has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold.

     3.18. INTELLECTUAL PROPERTY. (a) Section 3.18 of the Disclosure
Schedule identifies each patent, trademark, service mark, trade name, assumed name, copyright, trade secret, license to or from third parties with respect to any of the foregoing, applications to register or registrations of any of the foregoing or other intellectual property rights which are owned or used by or have been issued to RTI (collectively the "Intellectual Property"). RTI has made available correct and complete copies of all patents, trademarks, copyrights, registrations, licenses, permits, agreements and applications related to the Intellectual Property to EAI and correct and complete copies of all other written documentation evidencing ownership of or the right to use each such item. Except as set forth in Section 3.18 of the Disclosure Schedule:

           (i) RTI possesses all right, title and interest in and to the Intellectual Property, free and clear of any Lien or other restriction;

          (ii) the legality, validity, enforceability, ownership or use of the Intellectual Property is not currently being challenged, nor to the knowledge of RTI is it subject to any such challenge;

         (iii) RTI has taken all necessary action to maintain and protect the Intellectual Property and will continue to maintain those rights prior to the Closing so as not to affect materially the validity or enforcement of the rights set forth in Section 3.18 of the Disclosure Schedule; and

          (iv) the Intellectual Property will be owned or available for use by RTI on identical terms and conditions immediately subsequent to the Closing and the transactions contemplated by this Agreement will have no Material Adverse Effect on RTI's rights, title and interest in and to any of the rights set forth in Section 3.18 of the Disclosure Schedule.

     (b) To the knowledge of RTI, (i) RTI has not interfered with, infringed upon or misappropriated any intellectual property rights of third parties, nor is RTI currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any intellectual property rights of third parties, and (ii) no third party has, in the past three years, interfered with, infringed upon or misappropriated any Intellectual Property rights of RTI that would result in a Material Adverse Effect on RTI, nor is any third party currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property rights of RTI.

     3.19. INVENTORY. No material portion of the inventory of RTI is unfit for the purpose for which it was procured, or is obsolete, expired, damaged or defective. Substantially all of the inventory of RTI consists of items of a quantity and quality which are usable and salable in the ordinary course of business.

     3.20. NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of RTI are reflected properly on RTI's books and records, are not subject to any setoff or counterclaim, are current and collectible, subject only to the reserve for bad debts established in accordance with the past practice of RTI.

     3.21. BANK ACCOUNTS AND POWERS OF ATTORNEY. Section 3.21 of the
Disclosure Schedule sets forth a list of all accounts, borrowing resolutions and deposit boxes maintained by RTI at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts and pursuant to such resolutions and with access to such boxes. There are no outstanding powers of attorney executed on behalf of RTI.

     3.22. GUARANTIES. RTI is not a guarantor or otherwise is liable for any indebtedness, liability or other obligation of any other person or entity.

     3.23. INSURANCE. Section 3.23 of the Disclosure Schedule lists each insurance policy and self-insurance arrangement to which RTI is a party, a named insured or otherwise the beneficiary of, specifying the insurer, type of insurance, policy number and pending claims thereunder with respect to RTI. The coverage provided by each of such policies is in an amount, and of a type sufficient for the business presently conducted and proposed to be conducted by RTI. RTI is in substantial compliance with all conditions contained in such policies.

     3.24. SERVICE CONTRACTS AND WARRANTIES. Except as set out in
Section 3.24 of the Disclosure Schedule, RTI is not a party to any service contract pursuant to which services are provided by RTI to a third party.
Section 3.24 of the Disclosure Schedule includes copies of the standard terms and conditions of all product warranties and service or maintenance contracts granted or entered into by RTI.

     3.25. CERTAIN RELATIONSHIPS. No shareholder, director, officer or, to rti's knowledge, employee of RTI (i) is, or controls, or is an employee of any competitor, supplier, customer or lessor or lessee of RTI, or (ii) is indebted to rti in an amount in excess of $1,000 in any individual case, or (iii) owns any asset, tangible or intangible, which is used in the business of RTI, other than assets that are immaterial in value; and RTI has not entered into any transaction (including the furnishing of goods or services) with any shareholder, director, officer, employer or other affiliate, except on terms and conditions no less favorable to RTI than would be obtained in a comparable arm's-length transaction with a third party.

     3.26. PPM/PROXY STATEMENT INFORMATION. None of the written information to be supplied by RTI for inclusion in the private placement memorandum and information statement contemplated by this Agreement (the "PPM/Proxy Statement") will, at the time the PPM/Proxy Statement is mailed to RTI shareholders, at any time it is amended or supplemented, or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     3.27. BROKER'S FEES. Neither RTI nor, to the knowledge of RTI, any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     3.28. CERTAIN CUSTOMER RELATIONSHIPS. Section 3.28 of the Disclosure Schedule contains an accurate list of RTI's ten largest customers for the fifteen month period ending September 30, 1997 (the "Primary Customers"), together with the total dollar amount of all products purchased by such Primary Customers from RTI during such period. RTI has not received any notice and does not otherwise have knowledge that any Primary Customer intends to reduce the volume or dollar amount of the products it purchases from RTI.

     3.29. DISCLOSURE. No representation or warranty by RTI contained in this agreement (including the Disclosure schedule and the exhibits referred to herein), or in any certificate furnished or to be furnished by RTI to EAI in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE IV.

                      REPRESENTATIONS AND WARRANTIES OF EAI

     EAI represents and warrants to RTI as follows:

     4.1. CORPORATE ORGANIZATION. EAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. EAI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on EAI and its subsidiaries, taken as a whole. Correct and complete copies of the Certificate of Incorporation and By-Laws of EAI, as in effect as of the date of this Agreement, have been made available to RTI by EAI.

     4.2. CAPITALIZATION. The authorized capital stock of EAI consists of 20,000,000 shares of EAI Common Stock, of which as of September 30, 1997, 5,759,234 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding. As of September 30, 1997, no shares of EAI Common Stock were held in EAI's treasury. As of September 30, 1997, there were 2,099,522 shares of EAI Common Stock reserved for issuance under EAI stock options, including 1,352,477 shares of EAI Common Stock reserved for issuance under options outstanding as of September 30, 1997. All of the issued and outstanding shares of EAI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The shares of EAI Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     4.3. AUTHORITY; NO VIOLATION. (a) EAI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of EAI. No other corporate proceedings on the part of EAI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EAI and, assuming due authorization and execution by RTI, constitutes a valid and binding obligation of EAI, enforceable against EAI in accordance with its terms.

     (b) The execution and delivery of this Agreement by EAI, the consummation by EAI of the transactions contemplated hereby, and the compliance by EAI with the terms or provisions hereof, will not (i) violate any provision of the Certificate of Incorporation or By-Laws of EAI, (ii) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to EAI or any of its properties or assets, or (iii) violate, conflict with, breach any provision of or result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of EAI under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which EAI is a party, or by which it or any of its properties or assets may be bound or affected.

     4.4. CONSENTS AND APPROVALS. Except for (i) the HSR Filing and the expiration of the waiting period thereunder, (ii) the filing of Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the Articles of Merger with the Oregon Secretary pursuant to the OBCA, (iii) such filings and approvals as are required to be made or obtained under the securities or ''Blue Sky'' laws of various states in connection with the issuance of the shares of EAI Common Stock pursuant to this Agreement, and (iv) the filings and authorizations necessary to list the shares of EAI Common Stock issued pursuant to this Agreement on the NNM, no Consents from any Governmental Authority or any third party are necessary in connection with the execution and delivery by EAI or Sub of this Agreement and the consummation by EAI and Sub of the Merger and the other transactions contemplated by this Agreement.

     4.5. SEC REPORTS. The annual report on form 10-K of EAI for the fiscal year ended December 31, 1996, as filed under the Securities Exchange Act of 1934 ("Exchange Act"), and all other reports and proxy statements filed or required to be filed by EAI subsequent to such report (the "SEC Reports"), have been duly and timely filed by EAI, complied as to form with all requirements under the Exchange Act, were true and correct in all material respects as of the dates at which the information was furnished, and contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

     4.6. COMPLIANCE WITH APPLICABLE LAW. EAI holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default under any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Authority applicable to EAI, except where failure to so hold or such default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on EAI.

     4.7. FINANCIAL STATEMENTS. The EAI financial statements set forth in the SEC Reports fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments customary in nature and amount), the financial position of EAI as of the dates thereof, and the results of operations and cash flows of EAI for the respective fiscal periods or as of the respective dates thereof. Each of the EAI financial statements set forth in the SEC Reports, including the notes thereto, has been, or will be, prepared in accordance with GAAP consistently applied during the periods involved.

     4.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in a report filed under the Exchange Act or set forth on the Disclosure Schedule, since December 31, 1997, (i) EAI has not incurred any material liability that is not disclosed in the EAI financial statements and (ii) no event has occurred which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on EAI.

     4.9. PPM/PROXY STATEMENT INFORMATION. None of the information that EAI will include or incorporate by reference in the PPM/Proxy Statement will, at the time the PPM/Proxy Statement is mailed to the RTI shareholders, at any time it is amended or supplemented, or at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, EAI makes no representation or warranty with respect to statements made in the PPM/Proxy Statement based on written information supplied by Ventures or RTI specifically for inclusion therein.

     4.10. OWNERSHIP OF SUB; NO PRIOR ACTIVITIES.

     (a) Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement; is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     (b) As of the Effective Time of the Merger, all of the outstanding capital stock of Sub will be owned directly by Beaver. As of such Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Sub or obligating Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Sub.

     (c) As of the date hereof and the Effective Time of the Merger, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Sub has not and will not have incurred, directly or indirectly, through any affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     4.11. BROKER'S FEES. Neither EAI nor, to the knowledge of EAI, any of its directors, officers or employees has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

     4.12. DISCLOSURE. No representation or warranty by EAI contained in this Agreement (including the Disclosure Schedule and the Exhibits referred to herein), or in any certificate furnished or to be furnished by EAI to RTI in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                    ARTICLE V.

                     COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1. CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated or permitted by this Agreement, RTI shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use its reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and employees and (iii) not knowingly take any action which would adversely affect or delay the ability of RTI, Sub or EAI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

     5.2. RTI FORBEARANCES. During the period from the date of this Agreement to the Effective Time of the Merger, except as expressly contemplated or permitted by this Agreement, RTI shall not, without the prior written consent of
EAI:

     (a) incur any indebtedness for borrowed money (except pursuant to existing funded debt agreements described in Section 3.13 of the Disclosure Schedule), assume, guarantee, endorse or otherwise as an accommodation, become responsible for the obligations of any other individual, partnership, limited liability company, corporation or other entity (collectively, "Person"), or make any loan or advance;

     (b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) grant any Person any right to acquire any shares of its capital stock, or (iv) issue any additional shares of capital stock, except upon the exercise of vested RTI Options or upon the conversion of the Promissory Note, dated May 15, 1993, payable to the order of Cronus, Inc. (the "Note");

     (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel or release any indebtedness or claims owed to or held by RTI or by any Person, except in the ordinary course of business consistent with past practice;

     (d) make any investment in any Person by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

     (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any RTI Contract, or change any terms in any RTI Contract, other than renewals or changes in immaterial terms thereof;

     (f) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees other than in the ordinary course of business consistent with past practice, pay any pension or retirement allowance not required by any existing plan or agreement to any of the foregoing, or become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any of the foregoing;

     (g) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice;

     (h) knowingly take any action that would prevent or impede the Merger from qualifying as part of a reorganization within the meaning of Section 368(a) of the Code;

     (i)  amend its Articles of Incorporation or By-Laws; or

     (j) take any action that is intended or may reasonably be expected to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or
(iii) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

                                 ARTICLE VI.

                            ADDITIONAL AGREEMENTS

     6.1. REGULATORY AND OTHER MATTERS (a) EAI, with the cooperation of RTI, shall promptly prepare the PPM/Proxy Statement. RTI shall, upon request, furnish EAI with all information or documents concerning RTI and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the PPM/Proxy Statement. EAI shall also use its reasonable efforts to obtain all necessary state securities law or "Blue Sky" qualifications, permits and approvals required to carry out the transactions contemplated by this agreement, and RTI shall furnish all information concerning RTI and the holders of RTI common stock as may be reasonably requested by EAI in connection with such qualifications, permits and approvals.

     (b) The parties shall cooperate with each other and use their best efforts to prepare and file promptly all necessary documentation to effect all applications, notices, petitions and filings, including the HSR Filing, and to obtain as promptly as practicable all Consents of Governmental Authorities and third parties which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement, and the parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated herein.

     6.2. ACCESS TO INFORMATION. Upon reasonable notice, RTI shall afford to the officers, employees, accountants, counsel and other representatives of EAI reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all of RTI's books and records, properties and contracts, and, during such period, RTI shall make available to EAI all information concerning its business, assets and personnel as EAI may reasonably request.

     6.3. SHAREHOLDERS' APPROVAL. RTI shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger, which meeting shall be held as soon as reasonably practicable after the PPM/Proxy Statement is mailed.

     6.4. NNM LISTING. EAI shall cause the shares of EAI Common Stock to be issued in the Merger to be approved for listing on the NNM, subject to official notice of issuance, prior to the Effective Time of the Merger.

     6.5. ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest RTI with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary or advisable action.

     6.6. ADVICE OF CHANGES. RTI shall promptly advise EAI of any change or event which is likely to have a Material Adverse Effect on RTI or which RTI believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. EAI shall promptly advise RTI of any change or event which is likely to have a Material Adverse Effect on EAI or which EAI believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

     6.7. TAKEOVER PROPOSALS. (a) RTI agrees that from and after its execution of this Agreement through the Effective Time of the Merger, it shall not, and it shall instruct its directors and officers and all investment bankers, attorneys or other advisors or representatives retained by it not to, (i) solicit or encourage the submission of any Takeover Proposal (as hereinafter defined),
(ii) participate in any discussions or negotiations regarding, or furnish to any third party any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, a Takeover Proposal, (iii) make or authorize any statement or recommendation in support of any Takeover Proposal, or (iv) enter into any agreement with respect to any Takeover Proposal.

     (b)  Notwithstanding the foregoing paragraph (a), nothing contained in this
Section 6.7 shall prohibit the Board of Directors, executive officers or shareholders of RTI, or the investment bankers, attorneys, or other advisors or representatives retained by RTI from participating in any discussions or negotiations with, or furnishing any information to, any third party that makes a Takeover Proposal to RTI if all of the following events shall have occurred:
(i) EAI has been notified in writing of such Takeover Proposal within 24 hours of RTI's receipt thereof, including the identity of the party making the Takeover Proposal and the specific terms and conditions thereof, and has been given copies of such Takeover Proposal; (ii) such third party has made a written Takeover Proposal to the Board of Directors of RTI, which takeover proposal identifies a price or range of values to be paid, and the Board of Directors of RTI has determined that such Takeover Proposal is financially more favorable to the shareholders of RTI than the terms of the Merger; (iii) RTI's Board of Directors has determined that such third party is financially capable of consummating the transactions specified in the Takeover Proposal; and (iv) the Board of Directors of RTI has determined, after consultation with its outside legal counsel, that its fiduciary duties require it to furnish information to and negotiate with such third party. Notwithstanding the foregoing, RTI shall not provide any non-public information to such third party unless (x) prior to the date thereof RTI has provided such information to EAI; (y) RTi has notified EAI in advance of any such proposed disclosure of non-public information and has provided EAI with a description of the information RTI intends to disclose; and
(z) RTI provides such non-public information pursuant to a nondisclosure agreement in a form substantially similar to that entered into between EAI and RTI. In addition to the foregoing requirements, RTI shall not accept or enter into any agreement concerning a Takeover Proposal until at least 48 hours after EAI's receipt of a copy of such Takeover Proposal. Upon compliance with the requirements in this paragraph (b), RTI shall be entitled to terminate this Agreement in accordance with the provisions of Section 8.1(d).

     (c) For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a merger, consolidation or other business combination involving RTI or any proposal or offer to acquire a material equity interest in, or a substantial portion of the assets of, RTI other than by EAI as contemplated by this Agreement.

     (d) RTI shall be entitled to furnish a copy of this Section 6.7 to any third party who expresses an interest in making a Takeover Proposal after the execution of this Agreement.

     6.8. TAX MATTERS. RTI will use its best efforts to provide EAI information as to the adjusted tax basis of the RTI shareholders in their RTI Common Stock.

                                    ARTICLE VII.

                                CONDITIONS PRECEDENT

     7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) VENTURES MERGER CONSUMMATED. The Ventures Merger shall have been consummated as contemplated by EAI.

     (b) APPROVALS AND CONSENTS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

     (c) NNM LISTING. The shares of EAI Common Stock which shall be issued to the shareholders of RTI upon consummation of the Merger or exercise of the RTI Options, as the case may be, shall have been authorized for listing on the NNM, subject to official notice of issuance.

     (d) BLUE SKY. EAI shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the shares of EAI Common Stock pursuant to this Agreement and the Merger.

     (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing, or material legal action relating to, the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

     (f) FEDERAL TAX OPINION. RTI and the shareholders of RTI shall have received an opinion of Arthur Andersen LLP in form and substance reasonably satisfactory to them on or about the date that is two business days prior to the date the PPM/Proxy StatemenT is first mailed to shareholders of RTI, substantially to the effect that the discussion in the PPM/Proxy Statement under the caption "The Merger--Certain Federal Income Tax Consequences" insofar as it relates to matters of federal income tax law is a fair and accurate summary of such matters, and such opinion shall not have been withdrawn or modified in any material respect on the Closing Date. In rendering such opinion, Arthur Andersen LLP may require and rely upon representations contained in certificates of officers or shareholders of RTI, EAI and others, which certificates shall have been executed and delivered to Arthur Andersen LLP at such times as reasonably requested in connection with its delivery of an opinion with respect to the Merger.

     (g) REGISTRATION RIGHTS AGREEMENT. EAI and each shareholder of RTI shall have entered into a Registration Rights Agreement substantially in the form of EXHIBIT A hereto.

     (h) RTI SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the requisite holders of the issued and outstanding shares of RTI Common Stock.

     (i) EMPLOYMENT AGREEMENTS. Michael N. Barry, Ken Vartanian, James Ryan and Guido Persch shall have each executed and delivered to EAI an employment agreement in a form reasonably satisfactory to EAI.

     7.2. CONDITIONS TO OBLIGATIONS OF EAI AND SUB TO EFFECT THE MERGER. The obligation of EAI and Sub to effect the Merger is also subject to the satisfaction or waiver by EAI at or prior to the Effective Time of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of RTI set forth in this Agreement that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct, and the representations and warranties of RTI that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. EAI shall have received a certificate signed on behalf of RTI by its principal officers to the foregoing effect.

     (b) PERFORMANCE OF OBLIGATIONS OF RTI. RTI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and EAI shall have received a certificate signed on behalf of RTI by its principal officers to such effect.

     (c) EMPLOYEE PROPRIETARY INFORMATION AGREEMENTS. Each employee of RTI shall have executed and delivered to EAI an employee proprietary information agreement substantially in the form attached as EXHIBIT B.

     (d) LEGAL OPINION; CLOSING CERTIFICATES. EAI shall have received from Venture Counsel P.C. or Perkins Coie, counsel to RTI, an opinion reasonably acceptable to EAI and its counsel, together with such customary closing documents and certificates as EAI or its counsel shall reasonably request.
     (e) PRIVATE PLACEMENT. EAI shall have received from the holders of RTI Common Stock documentation establishing to the reasonable satisfaction of EAI and its counsel that: (i) there were, as of the date hereof and as of the date of the meeting of RTI shareholders to approve the Merger, not more than 34 holders of RTI Common Stock who were not, on each such date, "accredited investors" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and (ii) each RTI shareholder who is not an "accredited investor" as so defined, either alone or with his or her purchaser representative(s) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the Merger.

     (f) MATERIAL ADVERSE CHANGE. There shall not have occurred any change which would constitute a Material Adverse Effect on RTI.

     (g) NOTE. RTI shall have prepaid the Note in full or the holder of the Note shall have converted the Note into RTI Common Stock, prior to the Effective Time.

     7.3. CONDITIONS TO OBLIGATIONS OF RTI. The obligation of RTI to effect the Merger is also subject to the satisfaction or waiver by RTI at or prior to the Effective Time of the Merger of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of EAI set forth in this Agreement that are qualified with a reference to materiality shall be true and correct, and the representations and warranties of EAI that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. RTI shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to the foregoing effect.

     (b) PERFORMANCE OF OBLIGATIONS OF EAI. EAI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and RTI shall have received a certificate signed on behalf of EAI by the Chief Executive Officer or the Chief Financial Officer of EAI to such effect.

     (c) LEGAL OPINION; CLOSING CERTIFICATES. RTI shall have received from Gardner, Carton & Douglas, special counsel to EAI, an opinion reasonably acceptable to RTI and its counsel, together with such customary closing documents and certificates as RTI or its counsel shall reasonably request.

     (d) MATERIAL ADVERSE CHANGE. There shall not have occurred any change which would constitute a Material Adverse Effect on EAI and its subsidiaries, taken as a whole.

                                  ARTICLE VIII.

                           TERMINATION AND AMENDMENT

     8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of RTI:

     (a) by mutual consent of RTI and EAI in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either the Board of Directors of RTI or the Board of Directors of EAI, if any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Merger, or any Governmental Authority of competent jurisdiction shall have issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by the Board of Directors of RTI or the Board of Directors of EAI (PROVIDED that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if
(x) there shall have been a material breach of any of the representations or warranties or any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to December 31, 1997, (y) the Closing shall not have occurred on or before December 31, 1997; PROVIDED, HOWEVER, that neither Board of Directors shall be entitled to terminate the Agreement pursuant to this clause (y) if the reason the Closing has not occurred by such date is because any Governmental Authority which must grant a Requisite Regulatory Approval has failed to act, the RTI shareholder meeting shall not have occurred in accordance with the requirements of the OBCA or some similar event beyond the control of both parties shall not have occurred by such date, or (z) the Closing shall not have occurred on or before March 31, 1998; or

     (d) by the Board of Directors of RTI (after consulting with its legal counsel), if such action is required for the Board of Directors to comply with its fiduciary duties to RTI and its shareholders, as contemplated by
Section 6.7; PROVIDED, HOWEVER, if such action is taken by RTI, then (i) within two days of such termination RTI shall pay to EAI $250,000 as reimbursement for EAI's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement (for which EAI shall not be required to account); and (ii) if RTI shall consummate any transaction pursuant to a Takeover Proposal
(x) within 12 months following the date of this

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

Agreement, or (y) pursuant to a definitive agreement executed by RTI during such 12-month period, RTI shall also promptly pay to EAI $1,500,000 upon the occurrence of such transactions.

     8.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either RTI or EAI as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of RTI, EAI, Sub or any of their directors or officers shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 8.1(d) and 9.1 and this Section 8.2 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither RTI or EAI shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3. AMENDMENT; EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) amend any term or provision of this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iv) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the shareholders of RTI, there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of the consideration to be delivered to such holders of RTI Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such amendment, extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such amendment, extension or waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition in this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX.

                              GENERAL PROVISIONS

     9.1. EXPENSES. Except as set forth in Section 8.1(d), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     9.2. NOTICES. All notices and other required communications hereunder shall be in writing and shall be deemed given: if delivered personally, when so delivered; if telecopied, on the date telecopied (PROVIDED there is written confirmation of receipt and a confirming notice or communication is delivered in the manner set forth herein); if mailed by registered or certified mail (postage prepaid and return receipt requested), on the date five days after deposit in the mail; or if delivered by overnight courier (with written confirmation of delivery to such courier), on the next business after such delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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

     (a)  if to EAI, to:

          Engineering Animation, Inc.
          2321 North Loop Drive
          Ames, Oregon Iowa 50010
          Attention:  Jamie A. Wade
          Vice President of Administration, General Counsel and Secretary
          Fax:  (515) 296-6941

          with a copy to:

          Gardner, Carton & Douglas
          321 North Clark Street, Suite 3400
          Chicago, Illinois 60610
          Attention:  Nancy M. Borders
          Fax:  (312) 644-3381

          and

     (b)  if to RTI, to:

          Rosetta Technologies, Inc.
          15220 N.W. Greenbriar Parkway
          Beaverton, Oregon  97006
          Attention:  Michael N. Barry, President
          Fax:  (503) 531-0401

          with copies to:

          Venture Counsel P.C.
          1230 S.W. First Avenue, Suite 250
          Portland, Oregon  97204
          Attention:  David R. Clarke
          Fax:  (503) 225-0799

          and

          Perkins Coie
          1211 S.W. Fifth Avenue
          Portland, Oregon 97204
          Attention:  Cynthia Clarfield-Hess
          Fax:  (503) 727-2222

     9.3. INTERPRETATION. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require EAI, Sub, RTI or any of their respective affiliates to take any action which would violate any applicable law, rule or regulation.

     9.4. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

     9.5. ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     9.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law which would result in the application of any other law.

     9.7. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.8. PUBLICITY. Except as otherwise required by applicable law or the rules of the NNM, neither RTI or EAI, shall nor shall they permit any of their respective affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this agreement without the prior consent of the other party, which consent shall not be unreasonably withheld.

     9.9. ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement (including the Disclosure Schedule, Exhibits, documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.10. KNOWLEDGE AND AWARENESS. As used in this Agreement, "knowledge" or "awareness" of any entity means the actual knowledge or awareness of such entity's directors, managers, officers, shareholders or members who are active in the business of the entity and other persons exercising supervisory authority.

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

     9.11. CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, county, local or foreign law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

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

     IN WITNESS WHEREOF, EAI, Sub and RTI have caused this AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER to be executed by their respective officers thereunto duly authorized as of the date first above written.

ENGINEERING ANIMATION, INC.



By:  /s/  MATTHEW M. RIZAI
   -----------------------------------
     Matthew M. Rizai
     Chief Executive Officer, President and Treasurer


TRANSITORY BEAVER, INC.


By:  /s/  MATTHEW M. RIZAI
   -----------------------------------
     Matthew M. Rizai
     Chief Executive Officer, President and Treasurer


ROSETTA TECHNOLOGIES, INC.


By:  /s/  MICHAEL N. BARRY
   -----------------------------------
     Michael N. Barry
     President

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